Exhibit 99.1

Magnolia Solar Discusses Advanced Optical Coatings
For Photovoltaic Applications at the Fall Meeting of the Materials Research Society (MRS)
Company findings suggest that advanced optical coatings comprised of nanostructured transparent conductive oxide materials can enhance photovoltaic device performance

ALBANY, NY – November 28, 2012 -- Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia Solar”), developer of revolutionary thin-film solar cell technologies employing nanostructured materials and designs, announced that Dr. Roger E. Welser, the Chief Technology Officer of its wholly owned subsidiary, Magnolia Solar, Inc., presented a paper at the 2012 MRS Fall Meeting in Boston, MA entitled "Nanostructured Transparent Conductive Oxides for Photovoltaic Applications," as part of a special session on Photovoltaic Technologies. In addition, Dr. Welser will also be a Session Chair for the Session titled “New Concepts, Materials and Technologies for Future Photovoltaics” to be held on Wednesday, November 28, 2012.

Dr. Welser’s presentation discussed the use of advanced optical coatings of nanostructured transparent conductive oxide materials that can enhance photovoltaic device performance by minimizing reflection losses and increasing the optical path length within thin-film solar cells.  He also discussed the use of nanostructured indium tin oxide (ITO) materials in antireflection structures with a step-graded refractive index design.  Such conductive, high-performance optical structures on the front and back surfaces of a thin-film solar cell can potentially increase both the current and voltage output by scattering unabsorbed and emitted photons back into the active region of the device.

Photovoltaic devices can provide a mobile source of electrical power for a variety of defense and commercial applications in both space and terrestrial environments. Many of these mobile power applications can directly benefit from enhancements in the efficiency of the photovoltaic devices.  Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, “Dr. Welser’s presentation is a part of the steps we are working on to improve the performance of flexible, thin-film solar cells by employing novel, nanostructured materials, filing patents to protect our intellectual property, and continuing to make progress in further improving our optical coating technologies.  These coatings, in combination with other innovative device designs, have the potential to enable flexible photovoltaic devices to reach new levels of performance for power output efficiency and it is important that we share these findings with the industry.”

The Materials Research Society (MRS) is an organization of materials researchers from academia, industry, and government that promotes communication for the advancement of interdisciplinary materials research to improve the quality of life. Founded in 1973, MRS consists of over 16,000 members from the United States -- as well as nearly 70 other countries.

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary new thin-film solar cell technologies that employ nanostructured materials and designs.  Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt.  The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells.  Magnolia’s solar cell technology can be used to generate power for existing electrical grids, and is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

Howard Gostfrand
American Capital Ventures
305.918.7000
info@magnoliasolar.com